Press release

Inova Technology Acquires RFID Company Right Tag

Santa Monica, CA, May 3, 2007 – Inova Technology, (formerly Edgetech Services Inc. (stock symbol OTCBB: EDGH) acquired radio frequency identification (RFID) company Right Tag, Inc. on Tuesday.

RightTag manufactures RFID (Radio Frequency Identification) equipment and provides RFID consulting. RightTag's RFID product line includes proprietary  handheld and desktop RFID scanners, RFID  printers, and tags.

RightTag has several RFID patents pending Right Tag was the first company to manufacture a 13.56MHz wireless hand-held RFID scanner with Blue Tooth technology.

Retail RFID sales will top $4 billion by 2011, according to a report from Frost & Sullivan. The RFID industry should grow to $26.9 billion by 2015 from $1.95 billion in 2005, according to a report by Research and Markets.

RFID uses include passports and other ID cards, military, pharmaceutical, hospital patient and vehicle theft tracking, vehicle immobilization, personnel access control and library cataloging.

RightTag has more than 200 customers on six continents. Their customers include: Vodafone, Siemens, US Naval Research Laboratory, Lockheed Martin, Intel, BT, Ohio University, and The US Department of Defense.

The acquisition of Right Tag gives Inova proprietary RFID products, critical RFID expertise and customers that have already adopted the use of RFID technology.

Inova CEO, Mr Adam Radly said “The acquisition of Right Tag is critical for us. We now have proprietary RFID products and exposure to a rapidly growing industry. We have developed several new RFID solutions that we will launch this year. It’s a very exciting time for Inova”.

Inova used funds recently raised from Southbase LLC (a company related to CEO, Adam Radly) to pay for the acquisition of Right Tag, Inc.

About Inova Technology / Edgetech Services, Inc.

Inova Technology, Inc. (formerly Edgetech Services, Inc.) has two business units, one providing IT consulting services and data storage solutions to government and corporate customers and another that develops and sells RFID solutions. The RFID unit is developing proprietary RFID products as well as seeking appropriate acquisition opportunities. Edgetech recently changed its name Inova Technology and is waiting for the OTCBB to update its listing information.

About Right Tag, Inc.

RightTag manufactures RFID equipment and provides RFID consulting. RightTag's current RFID product line includes handheld scanners, desktop scanners, printers, tags and related products. RightTag has more than 200 customers in several countries. RightTag has filed for several RFID patents. URL: www.righttag.com.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 310-857-6666